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                                                                    EXHIBIT 12.1

                       ESTERLINE TECHNOLOGIES CORPORATION

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                         ACTUAL                                    ACTUAL
                                                                      FISCAL YEAR                             NINE MONTHS ENDED
                                                --------------------------------------------------------   -----------------------
                                                                                                            JULY 26,    AUGUST 1,
                                                  1998        1999        2000        2001        2002        2002        2003
                                                --------    --------    --------    --------    --------   ----------  -----------
                                                                             (DOLLARS IN THOUSANDS)
Income from continuing operations
  before income taxes...................        $ 38,661    $ 46,583    $ 45,308    $ 67,067    $ 41,745    $ 30,825     $ 28,574

Fixed charges(1)
  Interest expense......................           3,803       9,011       8,124       7,663       7,122       5,406        7,388
  Amortization of debt issuance                       43         107         116         178         167         132          101
  cost..................................
  Interest included in rental expense...           1,543       1,549       1,957       2,035       2,164       1,459        1,813
                                                --------    --------    --------    --------    --------    --------     --------
       Total............................        $  5,389    $ 10,667    $ 10,197    $  9,876    $  9,453    $  6,997     $  9,302

Earnings(2).............................        $ 44,050    $ 57,250    $ 55,505    $ 76,943    $ 51,198    $ 37,822     $ 37,876

Ratio of earnings available to cover
  fixed charges.........................             8.2         5.4         5.4         7.8         5.4         5.4          4.1
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(1) Fixed charges consist of interest on indebtedness and amortization of debt issuance cost plus that portion of lease rental expense representative of the interest factor.

(2) Earnings consist of income from continuing operations before income taxes plus fixed charges.